Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157131 on Form S-3 and Registration Statement Nos. 333-32681, 333-89839, 333-91184, 333-118812, 333-114436, and 333-128793 on Forms S-8 of our reports dated March 16, 2009, relating to the consolidated financial statements of Sun Bancorp, Inc. and the effectiveness of Sun Bancorp, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Philadelphia, PA
March 16, 2009